Exhibit 99.1

LIFECORE SECURES WORLDWIDE MARKETING RIGHTS TO
ANTI-ADHESION PRODUCT

     CHASKA, MN. — September 20, 2004 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has secured worldwide marketing rights to its ferric hyaluronan adhesion prevention product from Ethicon, Inc. Lifecore’s product, which was previously marketed by Gynecare, a division of Ethicon, Inc. (“Gynecare”), under the trademark GYNECARE INTERGEL* Adhesion Prevention Solution, was voluntarily withdrawn from the market by Gynecare on March 27, 2003 to assess information obtained from its usage in the treatment of patients.

     Lifecore now intends to seek necessary regulatory approvals to return its product to market and, concurrently, to seek a new partner for worldwide marketing, sales and distribution. If returned to market, Lifecore’s product will be marketed under a different trademark. Under the agreement, Gynecare will have no responsibility for any aspect of the future manufacture, marketing, sale or distribution of the product nor will it derive any financial benefit therefrom.

     “We continue to have full confidence in the efficacy and safety of our ferric hyaluronan adhesion-prevention product and are pleased that this agreement will enable Lifecore to move forward with plans aimed at returning the product to the market,” said Dennis J. Allingham, President and CEO.

*	Trademark of Ethicon, Inc.

Safe Harbor Statement

     Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to obtaining regulatory approvals, remarketing the ferric hyaluronan adhesion prevention product, the safety and efficacy of the product and the Company’s ability to secure an effective partner for the distribution of the product. Certain factors may affect whether these anticipated events will occur, including numerous risks and uncertainties in the complex regulatory approval process, whether the product will gain sufficient market acceptance following a voluntary withdrawal, competitive aspects of the anti-adhesion market, and reliance on corporate partners to market hyaluronan products. Actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission, including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2004.

About Lifecore Biomedical

     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.

     News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.

Contact:
Dennis J. Allingham, President and CEO David M. Noel, Vice President of Finance and CFO

- END -